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                                                                      EXHIBIT 16


PRICEWATERHOUSECOOPERS

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                                                   PricewaterhouseCoopers LLP
Brian J. Armstrong                                 Office of the General Counsel
                                                   1301 Avenue of the Americas
                                                   New York NY 10019-6013
                                                   Telephone (212) 259 1000
                                                   Facsimile (212) 259 1301
January 4, 2000                                    Direct phone 212-707-6728
                                                   Direct Fax 212-707-6717



Howard W. Brodie, Esq.
Vice President and General Counsel
Emcore Corporation
394 Elizabeth Avenue
Somerset, New Jersey 08873


Re: Emcore Corporation

Dear Mr. Brodie:

In your letter of December 29, 1999 you have requested on behalf of Emcore Corporation (the "Company") that PricewaterhouseCoopers LLP ("PwC") promptly furnish the Company with a letter addressed to the Commission stating whether it agrees with the statements made by the Company in response to this Item 304(a) and, if not, stating the respects in which it does not agree." (A copy of your letter is enclosed herewith. We also enclose a copy of recent correspondence between the Company's litigation counsel and PwC.) This is PwC's response:

         1. With respect to the first paragraph of the Company's Item 304(a) (the "Item"), PwC agrees with the first sentence, but does not have sufficient information to know whether the remainder of the paragraph is completely accurate.

         2. With respect to the second paragraph of the Item, PwC does not have sufficient information to know whether the paragraph is completely accurate. PwC believes that Deloitte & Touche LLP was engaged earlier that May 13, 1999, and the Company appears to have acknowledged this in the fifth paragraph of the Item.

         3.   The statements in the third paragraph of the Item are accurate.
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PricewaterhouseCoopers



Howard W. Brodie, Esq.
January 4, 2000
Page Two



     4. With respect to the fourth paragraph of the Item, while PwC does not have information sufficient to state whether the paragraph is completely accurate, PwC is not aware of any "reportable events" as defined.

     5. With respect to the fifth paragraph of the Item, PwC does not have sufficient information to know whether the paragraph is completely accurate. (See paragraph 2 above.)

     6. With respect to the sixth paragraph of the Item, PwC disagrees with the implication that because PwC has provided consents in the past it is obligated to undertake a new engagement with respect to the Company's most recent request for a consent.

     7. With respect to the seventh paragraph of the Item, PwC is not able to express a view on the accuracy of the Company's statement concerning the Company's belief. However, without regard to whatever the Company's belief may be, the statement that "PwC has refused to provide a report and written consent solely in retaliation to [sic] a lawsuit that the Company recently filed against PwC" is not accurate. As PwC previously has advised the Company in writing, the performance of procedures necessary to the provision of a written report and consent involves a new engagement. PwC is entitled and required to make a judgment as to whether it should undertake such a new engagement. For reasons that we believe to be sound, PwC has determined that it should not undertake the proposed engagement. Among other factors, PwC has taken into consideration that the Company has accused PwC of "racketeering" and fraud and, more recently, through the Company's outside litigation counsel, has threatened PwC with further legal action if the requested report and consent are not promptly forthcoming. These and other actions for which the management of the Company are responsible have led PwC to the conclusion not only that it should not, but that it cannot, enter into a new engagement -- no matter how limited -- with the Company.
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PricewaterhouseCoopers



Howard W. Brodie, Esq.
January 4, 2000
Page Three






     8. With respect to the eighth paragraph of the Item, the first two sentences of the paragraph are accurate. PwC does not have sufficient information to know whether the final sentence is accurate.


Very truly yours,


/s/ Brian J. Armstrong

Brian J. Armstrong



BJA/mi

Enclosures

cc: W. Scott Bayless, Esq. (with enclosures)